Exhibit 10.1

July 6, 2015

Mr. J. Michael Anderson
11 Philbrook Way

The Woodlands, TX  77382

Dear Michael:

On behalf of Layne Christensen Company (the “Company”), I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of the Company. You would report to the Company's CEO and be based at the Company's headquarters at 1800 Hughes Landing Boulevard in The Woodlands, Texas. Your employment as CFO with the Company would commence July 20, 2015 (your "Employment Start Date"). The details of our offer are outlined below:

Base Salary & Vacation.  Your initial base annual salary will be Four Hundred Thousand Dollars ($400,000) (pro-rated for the Company's current fiscal year) and will be paid in accordance with the Company’s normal payroll procedures and subject to applicable taxes, deductions and withholdings.  For the Company's fiscal year beginning February 1, 2016 and each year thereafter, your annual salary will be approved by the Compensation Committee.  You will be entitled to four weeks of paid vacation.

Annual Incentive Compensation (Short-Term).  For the Company's current fiscal year (FY 2016), you will participate in the Company's Executive Short-Term Incentive Plan ("ESTI") on a pro-rated basis based on the number of days between your Employment Start Date and January 31, 2016, at a level entitling you to an annual incentive bonus  (the “Guaranteed Bonus”) equal to 75% of your base salary regardless of the actual level of achievement for FY 2016. Accordingly, should the Company exceed its target level of achievement for FY2016, your incentive compensation payment under the ESTI will be capped at the Guaranteed Bonus amount. For future fiscal years, you will continue to be eligible to participate in the ESTI at the Corporate Executive / CFO band level which will provide for a target equal to 75% of your base salary (assuming a 100% of target level of achievement) and a maximum bonus equal to 140% of your base salary. Actual payout is dependent on performance against pre-established goals and objectives approved annually by the Compensation Committee.

Annual Equity Awards (Long-Term Incentives).   Commencing in the Company's fiscal year beginning February 1, 2016 (FY 2017), you will participate and be eligible to receive equity awards as described in the Company's Long-Term Incentive Plan ("LTIP") at the Corporate Executive's Band Level which equity awards are granted under the Company's  shareholder-approved 2006 Equity Incentive Plan, or any successor thereto (the "Equity Plan"). The actual equity grants and actual grant date value of all such annual grants shall be determined in the discretion of the Compensation Committee after taking into account the Company's and your performance and other relevant factors.

Severance Agreement.  Beginning on your Employment Start Date, your employment will be subject to a severance agreement with the Company  (the "Severance Agreement") which provides you with certain termination payments and benefits if your employment is terminated by the Company (actually or constructively) other than for cause.  A copy of your severance agreement is provided with this letter.

Inducement Grant.  On your Employment Start Date you will receive a special inducement grant relating to restricted stock units and cash incentives having an aggregate award value of $800,000, and a special inducement option grant relating to 10,000 shares (collectively, the "Inducement Grant").  The Inducement Grant will consist of performance-vesting nonqualified stock options, performance vesting restricted stock units and incentive cash all as described and subject to the points listed below:

1.

Inducement Stock Option Grant.   As of your Employment Start Date, you will be granted a non-qualified stock option (the "Inducement Option") to purchase 10,000 shares of the Company's common stock.  The Inducement Option will be subject to the terms and conditions set forth in the option's award agreement, which shall include:

o

The Inducement Option will be subject to both time and performance vesting conditions such that, if you are an employee of the Company on the 3rd anniversary of your Employment Start Date on such 3rd anniversary:

(i)25% of the Inducement Option will vest and be exercisable if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been 112% or greater than the closing market price of the Company’s common stock as of the date the Company’s Board of Directors consents to this Offer Letter (the “Consent Date”);

(ii)50% of the Inducement Option will vest and be exercisable if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been 124.3% or greater than the closing market price of the Company’s common stock as of the Consent Date;

(iii)75% of the Inducement Option will vest and be exercisable if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been $13 or greater; and

(iv)100% of the Inducement Option will vest and be exercisable if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been $15 or greater.

o	The per share Inducement Option exercise price will be equal to the closing price of the Company's common stock on your Employment Start Date.

o	The Inducement Option will be subject to a 10-year maximum term.

o	The Inducement Option will cease to be exercisable immediately if your employment with the Company is terminated for Cause.

o

Once vested after the 3rd anniversary of your Employment Start Date, the Inducement Option will cease to be exercisable on the 30th day after your employment with the Company has ended for any reason other than being terminated for Cause or your death or disability.

o

Once vested after the 3rd anniversary of your Employment Start Date, the Inducement Option will cease to be exercisable on the 365th day after your employment with the Company has ended on account of your death or disability.

o	If a Change in Control (as defined in the Equity Plan) occurs before the 3rd anniversary of the Employment Start Date, 100% of the Inducement Option will become fully exercisable.

o

Notwithstanding any terms of your Severance Agreement or other agreement with the Company, if your employment with the Company ends before the 3rd anniversary of your Employment Start Date, all of your rights to exercise any portion of the Inducement Option will be forfeited immediately upon such termination of employment; provided, however, that if you are terminated without Cause by the Company or you resign for Good Reason (as "Cause" and "Good Reason" are defined in the Severance Agreement), a pro rata portion of the Inducement Option will be vested and exercisable for a 30-day period following your termination of employment.  That pro rata portion will be determined by multiplying the number of shares subject to the Inducement Option by a fraction, the numerator of which is the number of calendar days worked with the Company from your Employment Start Date to your termination date and the denominator of which is 1,095.

2.

Inducement Restricted Stock Units.  On your Employment Start Date you will be granted performance vesting restricted stock units ("Inducement RSUs") having a grant date fair value of $400,000, such fair value determined by the closing price of the Company's common stock on your Employment Start Date. The Inducement RSUs will be subject to the terms and conditions set forth in the Inducement RSUs' award agreement, which shall include:

o

The Inducement RSUs will be subject to both time and performance vesting conditions such that, if you are an employee of the Company on the 3rd anniversary of your Employment Start Date on such 3rd anniversary:

(i)25% of the Inducement RSUs will vest and be settled if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been 112% or greater than the closing market price of the Company’s common stock as of the Consent Date;

(ii)50% of the Inducement RSUs will vest and be settled if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been 124.3% or greater than the closing market price of the Company’s common stock as of the Consent Date;

(iii)75% of the Inducement RSUs will vest and be settled if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been $13 or greater; and

(iv)100% of the Inducement RSUs will vest and be settled if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been $15 or greater.

o

If a Change in Control occurs before the 3rd anniversary of the Employment Start Date, 100% of the Inducement RSUs will become fully vested and be settled regardless of the Company's stock price through the date of the Change in Control.

o

Notwithstanding any terms of your Severance Agreement or other agreement with the Company, if your employment with the Company ends before the 3rd anniversary of your Employment Start Date, all of your Inducement RSUs will be forfeited immediately upon such termination of employment; provided, however, that if you are terminated without Cause by the Company or you resign for Good Reason (as defined in your Severance Agreement), a pro rata portion of the Inducement RSUs will become vested.  That pro rata portion will be determined by multiplying the total number of shares subject to the Inducement RSUs by a fraction, the numerator of which is the number of calendar days worked with the Company from your Employment Start Date until your termination date, and the denominator of which is 1,095.

3.

Inducement Cash Award.  You will be paid an inducement cash award on the 3rd anniversary of your Employment Start Date if you are an employee of the Company on such date and the amount of such inducement cash award will be, in the aggregate:

(i)$100,000 if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been 112% or greater than the closing market price of the Company’s common stock as of the Consent Date;

(ii)$200,000 if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been 124.3% or greater than the closing market price of the Company’s common stock as of the Consent Date;

(iii)$300,000 if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been $13or greater; or

(iv)$400,000 if at any time from your Employment Start Date the closing market price of the Company's common stock on each day during a ten (10) consecutive trading-day period has been $15 or greater.

o	If a Change in Control occurs before the 3rd anniversary of the Employment Start Date, the full $400,000 inducement cash award will be paid to you at the time of the Change in Control.

o

Notwithstanding any terms of your Severance Agreement or other agreement with the Company, if your employment with the Company ends before the 3rd anniversary of your Employment Start Date all of your rights to be paid any portion of your inducement cash award will be forfeited immediately upon such termination of employment; provided, however, that if you are terminated without Cause by the Company or you resign for Good Reason (as defined in your Severance Agreement), a pro rata portion of the $400,000 will be paid. That pro rata portion will be determined by multiplying $400,000 by a fraction, the numerator of which is the number of calendar days worked with the Company from your Employment Start Date to your termination date, and the denominator of which is 1,095.

Eligibility for Participation in Other Benefit Plans.  To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of other executives at your level, and so long as you are an employee of the Company at the time of the adoption of the plan or program, you shall be eligible to participate in the Company’s retirement plans, health plans, and all other employee and executive benefit plans as sponsored by the Company from time to time. The terms of these plans shall be determined by the Company or as thereafter amended.  Any grants or awards made in accordance with these plans shall be governed by the terms of the applicable plans and the grant or award agreement provided to you at the time of issuance.

Expense Reimbursement.  The Company agrees to fully reimburse you for all reasonable and necessary business expenses incurred in the performance of duties and responsibilities subject to the Company's normal policies and procedures for expense verification and documentation.

Payments Subject to Withholdings & Deductions.  The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required withholdings and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Attorney and Accountant Fees.  The Company agrees to reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter and your severance agreement (based on your attorney's normal charges and upon providing the Company with documentation of the charges).  This will be a taxable benefit to you.

No Other Financial Commitments.  Other than as expressly stated, you acknowledge that the Company has not extended to you any further bonus or incentive-related commitments. You further acknowledge and understand that with regard to all future bonus or incentive-related commitments, to be effective and binding on the Company, these commitments must be expressly and specifically agreed to in writing, and signed by an authorized officer of the Company.

Other Terms & Conditions.

1.

Employment At Will.  The terms of this letter do not imply employment for any specific period of time.  Rather, your employment is at will.  You have the right to terminate your employment at any time with or without cause or notice, unless it is otherwise required as stated herein, and the Company reserves for itself an equal right, subject to the terms of this letter.

2.

Acknowledgement of Officer of Publicly Traded Company.  If you accept the position being offered, you will become an executive officer of a publicly traded company.  The Company’s legal counsel will make all necessary securities and compliance filings on your behalf, subject to your input and approval, at the Company’s cost.  In addition, the Company will be required to publicly disclose information regarding your compensation and other terms of your employment in its securities filings.

3.	Company Policies and Procedures. You hereby agree that, effective from and after your Employment Start Date, you will adhere to the Company's policies and procedures applicable to all employees generally, and / or applicable to your position and function within the Company.  Upon commencement of your employment, you will be required to execute the Company's standard forms and acknowledgements generally.  These policies and procedures, which you will receive in the context of your orientation, address, among other things, outside employment limitations, arbitration of disputes, compliance rules and regulations, Code of Conduct and Ethics, insider trading, Foreign Corrupt Practices Act, equal employment opportunity and sexual harassment and information security policies.  You should fully familiarize yourself with these policies and procedures as they pertain to your employment.  The Company reserves its full discretion to change or modify its policies and procedures, or to adopt / implement new policies.

4.	Dispute Resolution.

o

You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this offer letter and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock grants or bonuses, infliction of emotional distress or unfair business practices.

o

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration will take place in Houston, Texas.

o

If an arbitrator or court of competent jurisdiction (the "Neutral") determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

o

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court.

o	If there is any suit, action, or proceeding pursuant to this Section 4 (whether in court or in arbitration) alleging a breach of this letter, then the prevailing party in any such suit, action or proceeding, during arbitration, on trial or appeal, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs and expenses incurred in such suit, action or proceeding.  If there is no prevailing party, each party will pay its own attorneys’ fees, costs and expenses.  Whether a prevailing party exists shall be determined solely by the court or arbitrator (as applicable), on a claim-by-claim basis and the court or arbitrator (as applicable), shall determine the amount of reasonable and necessary attorneys’ fees, costs and/or expenses, if any, for which a party is entitled.

5.	Claw Back Provisions. As an Executive Officer of the Company, you will be subject to any incentive compensation recoupment policy adopted by the Company.

6.	Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

7.

Entire Agreement.  This letter, the Inducement Cash Incentive Agreement, the Inducement Restricted Stock Unit Award Agreement and the Severance  Agreement and the attachments referenced herein constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with the Company.  No oral modifications to the commitments made herein shall be valid.  Any changes to these must be in writing and signed by you and an authorized representative of the Company.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the Company. A duplicate original is enclosed for your records.

We look forward to having you join Layne and believe that you will be a great asset to the Company.

Sincerely,

/s/ Michael J. Caliel
Michael J. Caliel
President & Chief Executive Officer

ACCEPTED AND AGREED TO this 6th day of July, 2015.

/s/ J. Michael Anderson
(Employee Signature)

Attachments:

•	Form of Inducement Stock Option Agreement

•	Inducement Cash Incentive Agreement

•	Inducement Grant Restricted Stock Unit Award Agreement

•	Severance Agreement